EXHIBIT 10.2

SOVEREIGN BANCORP, INC.

NON-EMPLOYEE DIRECTORS SERVICES COMPENSATION PLAN

(As Amended by Amendments #1, #2 and #3)

1. PURPOSE

The Sovereign Bancorp, Inc. Non-Employee Directors Services Compensation Plan (the “Plan”) was adopted by Sovereign Bancorp, Inc. (“Sovereign” or the “Corporation”) and is designed to enhance Sovereign’s ability to attract and retain competent and experienced non-employee directors by providing retirement-type benefits for non-employee directors of Sovereign who retire after the Effective Date.

2. DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of this Plan:

BOARD means the Board of Directors of Sovereign.

COMMITTEE means the Compensation Committee of the Board.

DIRECTOR means a member of the Board of Sovereign on or after the Effective Date who is not an employee of Sovereign on his or her date of death or retirement as a Director.

BOARD SERVICE means service as a Director of Sovereign both before and after the Effective Date; provided, however, that Board Service shall not include any period during which the Director was an employee of Sovereign or any subsidiary thereof. The service of a Director will include service on the board of Sovereign Bank, or an affiliate or service on the board of any merged or acquired holding company, bank or other affiliate; provided, however, that concurrent service with more than one such company shall be counted only once.

RETAINER means the annual calendar year retainer(s) paid to a Director as compensation for services as a Director of Sovereign and, if applicable, Sovereign Bank, excluding the amount of any incentive compensation or other award that may have been paid to any Director during the course of any year. For purposes of the preceding sentence (i) any such retainers received from any company acquired by Sovereign or Sovereign Bank, through merger, consolidation, acquisition of substantially all of its assets or similar transaction, shall be taken into account and (ii) to the extent any such retainer was paid in stock or other property, it shall be valued at the time of transfer in the same manner as was used for federal income tax information reporting purposes or, if such valuation was not made, the value of such stock or other property shall be the value of the same as is fixed by the Board of Sovereign in good faith. Nothing in this definition shall be construed as providing for the payment of a Plan benefit to any person who is not, at the relevant time, a Director of Sovereign. In the case of a Director’s termination of Board Service during a calendar year, the Board may, in its discretion, annualize the Retainer being paid at the time of termination for purposes of administering the Plan.

EFFECTIVE DATE means July 15, 1999.

3. ELIGIBILITY

Any Director who (i) has completed ten or more years of Board Service, (ii) has attained the age of 65, (iii) has not been removed as a Director by the Board for cause and (iv) retires from (or otherwise voluntarily terminates) such Board Service on or after the Effective Date shall be eligible for a retirement benefit as provided herein. The lawful surviving spouse (if any) of any Director, who (v) has completed ten or more years of Board Service, (vi) has not been removed as a Director by the Board for cause and (vii) has not terminated as a Director, as of the date of his or her death, shall be eligible for a spousal benefit. Notwithstanding the foregoing, no Director appointed or elected after October 1, 2005 shall be eligible to participate in or receive a benefit under the Plan.

4. DIRECTOR’S RETIREMENT BENEFIT

The retirement benefit payable to a Director hereunder shall be an amount equal to three times the highest Retainer in effect at any time during the Director’s period of Board Service. Benefits will be payable in a lump sum or in annual installments, at the discretion of the Board. A benefit shall be paid or commence at such time as the Board shall specify at the relevant time, but in no event shall such benefit be paid or commence (i) earlier than the first day of the month concurrent with or immediately following the Director’s termination of Board Service prior to age 70 or (ii) later than the Director’s 70th birthday. No installment payout shall extend beyond three years, nor shall any installment payment bear interest. Upon the death of a former Director receiving a retirement benefit, any unpaid benefit shall be made, or continue to be made, to the former Director’s lawful surviving spouse; provided, however, that no benefit payment shall thereafter be made or continue to be made if there is no surviving spouse; and provided further, that if such surviving spouse shall die prior to receipt of the entire remaining Plan benefit payable, the then unpaid balance shall be paid, in a lump sum, to the deceased surviving spouse’s estate as soon as administratively feasible. Notwithstanding anything in this Section 4 or the Plan to the contrary, the retirement benefit payable to a Director hereunder who has, as of October 1, 2005, completed ten or more years of Board Service and has attained the age of 65, shall be an amount equal to three times the highest Retainer in effect at any time during such Director’s period of Board Service. A Director who has not, as of October 1, 2005, completed ten or more years of Board Service and has not yet attained the age of 65, but is otherwise a participant in the Plan may receive a retirement benefit equal to an amount determined by multiplying the amount equal to three times the highest Retainer in effect at any time during such Director’s period of Board Service through September 30, 2005, by the number of full years of Board Service of such Director through September 30, 2005 divided by ten. In order to be eligible to receive the retirement benefit determined pursuant to this formula, such Director must complete ten or more years of Board Service and attain the age of 65 provided, however, that such Director has not been removed as a Director by the Board for cause prior to the time such retirement benefit, if any, becomes payable.

5. SPOUSAL BENEFIT

The benefit payable to the lawful surviving spouse (if any) of a Director who has not yet retired or who has not yet commenced receiving a Plan benefit as of his or her death shall be an amount determined in accordance with the provisions of Section 4. A spousal benefit shall be paid in a lump sum or installments as provided in Section 4, and shall be paid or commence to be paid on the first day of the month immediately following receipt by Sovereign of proof of death; provided, however, that no benefit payment shall be made under this section if there is no surviving spouse; and provided further, that if such surviving spouse shall die prior to receipt of the entire Plan benefit payable, the then unpaid balance shall be paid, in a lump sum, to the deceased surviving spouse’s estate as soon as administratively feasible.

6. DISABILITY

Notwithstanding Sections 3 and 4, any Director who (i) has completed five or more years of Board Service, (ii) has not been removed as a Director by the Board for cause and (iii) terminates Board Service by reason of becoming disabled is eligible for a retirement benefit under the Plan. The retirement benefit payable under this section shall be paid in accordance with the provisions of Section 4, except that (iv) the date of reference for determining the amount payable shall be the date his or her Board Service terminates by reason of disability and (v) payment of the Plan benefit shall be made or commence on the first day of the month immediately following the termination of Board Service. In the event of the death of a former Director prior to receipt of his or her entire benefit, the provisions of Section 4 shall govern the rights of any person to receipt of the unpaid portion thereof. For purposes of this Plan, the term “disability” or “disabled” shall mean an incapacity, due to physical or mental illness or injury, to fulfill the normal duties of a Director of Sovereign for a period reasonably anticipated to be at least one year.

7. CHANGE IN CONTROL

Change in Control means the first to occur of any of the following events:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act except for any of the Corporation’s employee benefit plans, or any entity holding the Corporation’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 19.9% or more of the combined voting power of the Corporation’s then outstanding securities other than pursuant to a transaction described in (d) below;

(b) there occurs a contested proxy solicitation of the Corporation’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of the Corporation’s then outstanding securities;

(c) a binding written agreement is executed (and, if legally required, approved by the Corporation’s shareholders) providing for a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or of Sovereign Bank, a Federal Savings Bank to another entity, except to an entity controlled directly or indirectly by the Corporation;

(d) the shareholders of the Corporation approve a merger, consolidation, or other reorganization of the Corporation, unless:

(i) under the terms of the agreement approved by the Corporation’s shareholders providing for such merger, consolidation or reorganization, the shareholders of the Corporation immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization at least 51% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;

(ii) under the terms of the agreement approved by the Corporation’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and

(iii) based on the terms of the agreement approved by the Corporation’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) the Corporation or any Subsidiary of the Corporation, (B) any Benefit Plan (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(e) a plan of liquidation or dissolution of the Corporation, other than pursuant to bankruptcy or insolvency laws, is adopted;

(f) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(g) the occurrence of a Triggering Event within the meaning of the Rights Agreement dated as of September 19, 1989, as amended, and as further amended by the Second Amended and Restated Rights Agreement dated as of January 19, 2005, between the Corporation and Mellon Investor Services LLC, as rights agent.

Notwithstanding clause (a) of the preceding paragraph, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 19.9% or more of the combined voting power of the Corporation’s then outstanding securities solely as a result of an acquisition by the Corporation of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of the Corporation’s then outstanding securities by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause (a) of the preceding paragraph. In no event shall a Change in Control of the Corporation be deemed to occur under such clause (a) above with respect to Benefit Plans.

Upon the occurrence of a Change in Control of Sovereign, and notwithstanding any other provision of the Plan, a Director who was elected or appointed prior to October 1, 2005 and who has completed five or more years of Board Service shall immediately become entitled to receive the benefit amount determined under Section 4.

8. PROVISION OF BENEFITS

All benefits payable hereunder shall be provided from the general assets of Sovereign. No Director or spouse shall acquire any interest in any specific assets of Sovereign by reason of this Plan.

9. AMENDMENT AND TERMINATION

Sovereign reserves the right to terminate this Plan or amend this Plan in any respect at any time, and any such amendment may be retroactive; provided, however, that no such termination or amendment may reduce the benefits of any Director who has previously retired hereunder or any spouse receiving benefits hereunder. Effective as of October 1, 2005, the Plan has been frozen, subject to the provisions of Sections 3 and 4 as amended. Subject to the provisions of this Section 9, the Plan will be deemed to be terminated effective as of the date that all retirement benefits payable hereunder have been distributed in accordance with the terms of the Plan.

10. ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Board of Directors of Sovereign. Such Committee’s final decision, in making any determination or construction under this Plan and in exercising any discretionary power, shall in all instances be final and binding on all persons having or claiming any rights under this Plan.

11. MISCELLANEOUS

The adoption and maintenance of this Plan shall not constitute a contract between Sovereign and any Director. Nothing herein contained shall be deemed to give any Director the right to be retained as a Director, nor shall it interfere with the Director’s right to terminate his or her directorship at any time. No benefit payable hereunder shall be subject to alienation or assignment, except as otherwise provided by law.